Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Target Corporation of our reports dated March 25, 2005, with respect to the consolidated financial statements of Target Corporation, Target Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Target Corporation, included in the 2004 Annual Report to Shareholders of Target Corporation.

Our audits also included the financial statement schedule of Target Corporation listed in Item 15(a). This schedule is the responsibility of  Target Corporation's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in Registration Statement Numbers 333-65347 and 333-82500 on Form S-3 and Registration Statement Numbers 33-6918, 33-64013, 333-30311, 33-66050, 333-75782, 333-27435, 333-86373, 333-103920, 333-112260 and 333-116096 on Form S-8 of our reports dated March 25, 2005, with respect to the consolidated financial statements of  Target Corporation,  Target Corporation management’s assessment of the effectiveness of  internal control over financial reporting, and the effectiveness of internal control over financial reporting of Target Corporation, incorporated by reference, and our report included in the proceeding paragraph with respect to the financial statement schedule of Target Corporation included, in this Annual Report (Form 10-K) of Target Corporation.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
April 11, 2005